UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2020

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2901 West Bluegrass Blvd., Suite 100, Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:  (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	NATR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On March 31, 2020, the Board of Directors of Nature’s Sunshine Products, Inc. (the “Company”) increased the base salary of its Chief Executive Officer, Mr. Terrence O. Moorehead, from $650,000 to $669,500, which increase is effective March 31, 2020.

On March 31, 2020, the Company entered new employment agreements with its executive officers, including its Chief Financial Officer, Joseph W. Baty, and its Executive Vice President, President Europe, Bryant J. Yates. The new employment agreements unify key terms among the Company’s executives and provide appropriate updates to conform with current law. Among other updates and changes, the employment agreements contain the following terms: removing stock ownership guidelines as those are universally covered in a separate policy; updates to indemnification text to align with current Utah law and industry standards; payment of bonus upon termination without cause; providing executive benefits in the event of termination in connection with a change in control event; and unification of post-employment restrictive covenants among executives.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2 respectively and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Item No.	Exhibit
10.1	Employment Agreement between the Company and Joseph W. Baty
10.2	Employment Agreement between the Company and Bryant J. Yates

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: April 7, 2020	By:	/s/ Nathan G. Brower
Nathan G. Brower, Executive Vice President, General Counsel and Secretary